Exhibit 99.1

Riley Exploration Permian, Inc. Reports Fiscal Second Quarter 2021 Financial and Operating Results

OKLAHOMA CITY, May 11, 2021 /PRNewswire/ -- Riley Exploration Permian, Inc. (NYSE American: REPX) ("Riley Permian" or the "Company"), today reported financial and operational results for the fiscal second quarter ended March 31, 2021.

HIGHLIGHTS
•	Closed reverse merger transaction with Tengasco on February 26, 2021
•
Increased total equivalent sales volumes to 8.3 MBoe per day for the second quarter 2021, an increase of 11% over the same period in 2020, despite significant reductions in capital expenditures and production outages due to two severe storms

•	Generated Cash Flow from Operations of $38.1 million for the six months ended March 31, 2021
•	Reported a Net Loss of $48.5 million for the three months ended March 31, 2021, with Adjusted Net Income of $8.6 million for the same period
•
Incurred capital expenditures of $17.1 million for the six months ended March 31, 2021, which corresponds to 43% of EBITDAX[1], representing a significant decrease of 49% compared to the same period for 2020

•	Generated Free Cash Flow[1] of $20.6 million for the six months ended March 31, 2021
•
Paid cash common dividends of $3.8 million during the three months ended March 31, 2021; announced latest dividend of $0.28 per share with a record date of April 16, 2021, which was paid May 7, 2021, for a total of $5.0 million

•	Exited the second quarter with $10.1 million in cash and $97.5 million drawn on the credit facility
•	Decreased flaring by 35% quarter-over-quarter
•	Production, cash flow, capital investing and leverage trends all performing in line with previously released guidance and the Company’s capital allocation framework
•	Began operations on enhanced oil recovery (“EOR”) project, which will utilize a combination of water and C02 injection, including the goal of using anthropogenic CO2 (“ACO2")

Bobby Riley, Chief Executive Officer of Riley Permian, stated, “We’re excited to have closed our reverse merger transaction and welcome the positive reception by markets thus far. Riley Permian performed strongly during our fiscal second quarter of 2021, during which we overcame the extreme operating challenges presented by Winter Storm Uri, and we continued to create value for our shareholders.

“Halfway through our fiscal year, which ends on September 30, 2021, we remain firmly adhered to our capital allocation framework, including reinvesting less than 70% of EBITDAX1 in capital expenditures, as evidenced by our year-to-date allocation of only 43% of EBITDAX1. Combined with our robust operating performance, this capital discipline allowed us to generate over $38 million of Cash Flow from Operations and $20 million of Free Cash Flow1 during our fiscal year-to-date.”

“Further, we were pleased to raise the dividend to $0.28 per share, which was paid on May 7th. The payment of a regular quarterly dividend has long been a priority for Riley Permian, dating back to its predecessor entity as a private company. Going forward, one of Riley Permian’s core priorities is to continue to pay – and grow – a regular quarterly dividend, consistent with our shareholder-focused business model.”

1 Non-GAAP financial measure, which is defined and referenced below.

“Finally, we have formally begun operations on our EOR pilot after several years of extensive technical studies internally and with world-class partners. Our core asset in Yoakum County, TX, is an ideal candidate for EOR for both geologic and geographic reasons, and is directly adjacent to several of the largest and most successful EOR projects in the U.S. We forecast benefits of increased recoveries and further flattening of decline curves, leading to steadier cash flows, which fits our shareholder-focused business model. Riley aims to use anthropogenic sources of CO2 (ACO2), in accord with international calls for reducing emissions and CO2, and which fits our goal of producing low-carbon barrels.”

OPERATIONS UPDATE
Second-quarter oil production averaged 6.0 MBbls per day and equivalent production averaged 8.3 MBoe per day, in line with our budgeted guidance previously disclosed. Sales of natural gas and natural gas liquids (NGLs) increased by 30% and 39%, respectively, compared to the quarter ended December 31, 2020 on account of increased processing capacity coming online in early February. Company management estimates that severe weather, including Winter Storm Uri and an additional powerful windstorm, effectively reduced production by approximately 3 percent.

During the fiscal second quarter of 2021, Riley Permian commenced a 7 gross (7 net) well drilling and completion (“D&C”) program and invested $9.1 million in D&C capital expenditures, which resulted in the drilling of 5 gross (4.5 net) wells and the completion of 2 gross (1.5 net) wells.

The Company’s drilling times (spud to reaching total depth) have continued to improve, with the results for wells drilled to date during this fiscal year averaging 5 days for a 1-mile lateral, and 6.5 days for a 1.5-mile lateral.

FINANCIALS UPDATE
Cash Flow from Operations for the fiscal year-to-date 2021 was $38.1 million, which funded all capital expenditures, leading to Free Cash Flow2 of $20.6 million for the same period.

The Company reported a Net Loss of $48.5 million for the second quarter of 2021, including $11.2 million of Operating Income. The Company calculates Adjusted Net Income2 of $8.6 million, adjusted to exclude certain items, including the loss from discontinued operations, unrealized losses from derivative mark-to-market values, non-recurring transaction costs and a deferred tax expense related to the change in tax status.

During its fiscal second quarter of 2021 Riley Permian generated $21.0 million in EBITDAX2 and $23.2 million in Adjusted EBITDAX2, adjusted to exclude transaction and restructuring costs.

For the fiscal second quarter 2021 average unhedged realized prices were $56.71 per barrel of oil, $7.51 per Mcf of natural gas and $13.16 per barrel of natural gas liquids, resulting in a total equivalent unhedged price of $49.12 per Boe.

Riley Permian's cash operating costs for the fiscal second quarter of 2021 were $14.60 per Boe, including lease operating expense (“LOE”) of $9.07 per Boe (including a non-recurring expense of approximately $1.34 per Boe related to a downhole failure on a salt-water disposal well), cash G&A expenses (after offset from our contract services – related parties revenue) of $2.93 per Boe, and production taxes of $2.60 per Boe.

2 Non-GAAP financial measure, which is defined and referenced below.

The Company continued to maintain a strong balance sheet, exiting the second quarter with $10.1 million in cash and $97.5 million drawn on its revolving credit facility.

EOR PILOT AND CCUS INVESTIGATION
Riley Permian has begun operations on its EOR pilot program, which will start with a 960-acre unit in Yoakum County, TX, applying water and C02 through vertical injection wells adjacent to horizontal producing wells. The Company began drilling the first vertical injection well beginning in May 2021 with approximately $1.5MM of associated capital estimated to be incurred during fiscal 2021.

In preparation for the pilot program, Riley Permian spent several years collecting extensive cores, logs and 3-D seismic data over the Platang Field, which the Company calls its Champions asset, to evaluate resource potential, including with the assistance of world-class advisors such as Baker Hughes, William M. Cobb and Associates, and others. From analysis of this data, Riley Permian management believes that in addition to significant recovery from primary production, EOR methods, particularly waterflooding (secondary recovery) and CO2 injection (tertiary recovery), which have been highly successful in the adjacent Wasson Field San Andres formation, will further increase recoveries in the Champions area. The Company’s Champion assets possess similar reservoir rock properties to Wasson and average oil saturations are quite favorable for both waterflooding and CO2 injection. Further, the most concentrated area of CO2 infrastructure in the U.S. is directly adjacent to Riley Permian’s Champions asset, including the CO2 pipeline hub at Denver City, TX.

Historically, EOR operations were most often applied to older, legacy oil fields past peak production and development stage. However, Riley Permian management believes the Champions asset is an excellent candidate for EOR methods – even as a more undeveloped asset – as we recognize the efficiencies gained by early application of waterflooding and CO2 injection. Beginning such applications early, concurrently with primary depletion and while the reservoir still has substantial pressure, can lead to more efficient oil displacement, operating synergies and higher ultimate recoveries. The historical sequencing of primary production, followed by traditional waterflooding, and subsequently by CO2 injection, can lead to an extremely long life cycle, whereas implementing these processes concurrently allows for an acceleration of the full value capture of the field in a notably shorter time frame.

Finally, Riley Permian aims to use anthropogenic sources of CO2 (ACO2) and is currently investigating multiple potential sources of ACO2 with leading industry players. The capture and use of ACO2 is part of a process known as Carbon, Capture, Utilization and Sequestration (CCUS), in which Riley Permian may participate as an offtake partner only or as an operating and financial partner. The Company’s EOR pilot, which we forecast to ultimately consist of 5 horizontal producers and up to 48 vertical injection wells, could ultimately consume approximately 80 MMcf per day of CO2, or 1.5 million metric tons of CO2 annually.

2021 OUTLOOK AND GUIDANCE
Based on current market conditions, the Company expects fiscal 2021 capital expenditures to total approximately $54 million to $56 million, which we believe will be consistent with our capital allocation framework of reinvesting approximately 65-70% of EBITDAX3, and which we believe will be funded entirely by Cash Flow from Operations.

3 Non-GAAP financial measure, which is defined and referenced below.

The Company forecasts full-year fiscal 2021 oil production to average 6.3 MBbls per day to 6.5 MBbls per day, with total equivalent production to average 8.3 MBoe per day to 8.7 MBoe per day, representing year-over-year growth of approximately 17% to 23%.

The Company forecasts third fiscal quarter of 2021 cash operating costs to include LOE of approximately $6.50 to $7.50  per Boe; cash G&A expenses (after offset from our contract services – related parties revenue) of approximately $2.80 to $3.30  per Boe, and production taxes of approximately $2.20 to $2.50 per Boe.

CONFERENCE CALL
Riley Permian management will host a conference call for investors and analysts on Wednesday, May 12, 2021 at 9:00 a.m. CT to discuss the Company's results. Interested parties are invited to participate by calling:
•	U.S./Canada Toll Free, 844-965-3268
•	International, +1 639-491-2298
•	Conference ID number 3883784

An updated company presentation, which will include certain items to be discussed on the call, will be posted prior to the call on the Company's website (www.rileypermian.com).
A replay of the call will be available until May 26, 2021 by calling:
•	U.S./Canada Toll Free, 800-585-8367
•	International, +1 416-621-4642
•	Conference ID number 3883784

About Riley Exploration Permian, Inc.
Riley Permian is an independent oil and natural gas company focused on steadily growing its reserves, production and cash flow per share through the acquisition, exploration, development and production of oil, natural gas, and natural gas liquids in the Permian Basin. For more information please visit www.rileypermian.com.

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements within the meaning of federal securities laws. All statements, other than historical facts, that address activities that the Company assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events, including the current adverse industry and macroeconomic conditions, commodity price volatility, production levels, the impact of the recent presidential and congressional elections on energy and environmental policies and regulations, any other potential regulatory actions (including those that may impose production limits in the Permian Basin), the impact and duration of the ongoing COVID-19 pandemic, acquisitions and sales of assets, future dividends, production, drilling and capital expenditure plans, need for financing, competitive position, growth potential, severe weather conditions (including the impact of the recent severe winter storms on production volumes), impact of impairment charges and effects of hedging arrangements. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of the Company.

These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those anticipated, including, but not limited to, the risk that the Company may reduce, suspend or totally eliminate dividend payments in the future, whether variable or fixed, due to insufficient liquidity or other factors, potential adverse reactions or changes to the business or operations of the Company resulting from the recently completed merger, including the Company’s future financial condition, results of operations, strategy and plans; changes in capital markets and the ability of the Company to finance operations in the manner expected; the risk that the Company’s EOR and CCUS projects may not perform as expected or produce the anticipated benefits; the risks of oil and gas activities; and the fact that operating costs and business disruption may be greater than expected following the consummation of the merger.

Additional factors that could cause results to differ materially from those described above can be found in Riley Permian’s Annual Report on Form 10-K for the year ended December 31, 2020 and in its subsequently filed Quarterly Reports on Form 10-Q, as well as in the Registration Statement on Form S-4 filed by the Company with the SEC and declared effective by the SEC on February 2, 2021, each of which is on file with the SEC and available from the Company’s website at www.rileypermian.com under the “Investor” tab, and in other documents the Company files with the SEC.

The forward-looking statements in this press release are made as of the date hereof and are based on information available at that time. The Company does not undertake, and expressly disclaims, any duty to update or revise our forward-looking statements based on new information, future events or otherwise.

Source: Riley Exploration Permian, Inc.

Riley Exploration Permian, Inc.
Condensed Consolidated Balance Sheets
($ in thousands)	March 31, 2021	September 30, 2020

Assets
Current Assets:
Cash and cash equivalents	$10,062	$1,660
Accounts receivable	13,605	10,128
Accounts receivable – related parties	177	55
Prepaid expenses and other current assets	2,919	1,752
Current derivative assets	352	18,819
Current assets - discontinued operations	103	—
Total Current Assets	27,218	32,414

Non-Current Assets:
Oil and natural gas properties, net (successful efforts)	319,815	310,726
Other property and equipment, net	2,080	1,801
Non-current derivative assets	564	3,102
Other non-current assets, net	2,442	2,949
Noncurrent assets - discontinued operations	5,066	—
Total Non-Current Assets	329,967	318,578

Total Assets	$357,185	$350,992

Liabilities, Series A Preferred Units, and Members'/Shareholders' Equity
Current Liabilities:
Accounts payable	$6,335	$4,739
Income taxes payable	1,113	—
Accrued liabilities	17,346	8,746
Revenue payable	7,685	4,432
Advances from joint interest owners	274	254
Current derivative liabilities	14,310	—
Other current liabilities	469	392
Current liabilities - discontinued operations	95	—
Total Current Liabilities	47,627	18,563

Non-Current Liabilities:
Non-current derivative liabilities	6,076	—
Asset retirement obligations	2,270	2,268
Revolving credit facility	97,500	101,000
Deferred tax liabilities	12,441	1,834
Other non-current liabilities	108	418
Noncurrent liabilities - discontinued operations	1,607	—
Total Non-Current Liabilities	120,002	105,520

Total Liabilities	167,629	124,083

Riley Exploration Permian, Inc.
Condensed Consolidated Balance Sheets - (Continued)
($ in thousands)	March 31, 2021	September 30, 2020

Series A Preferred Units	—	60,292

Commitments and Contingencies

Members' Equity	—	166,617

Shareholders' Equity:
Preferred stock, $0.0001 par value, 25,000,000 shares designated; 0 shares issued and outstanding	—	—
Common stock, $0.001 par value, authorized 240,000,000 shares; 17,825,179 and 0 shares issued and outstanding, respectively	18	—
Additional paid-in capital	218,974	—
Accumulated deficit	(29,436)	—
Total Shareholders' Equity	189,556	—

Total Liabilities, Series A Preferred Units, and Members'/Shareholders' Equity	$357,185	$350,992

Riley Exploration Permian, Inc.
Condensed Consolidated Statements of Operations
($ in thousands, except per unit amounts)	Three Months Ended March 31,		Six Months Ended March 31,
	2021	2020	2021	2020

Revenues:
Oil and natural gas sales, net	36,659	24,356	$59,073	$52,855
Contract services – related parties	600	1,050	1,200	2,100
Total Revenues	37,259	25,406	60,273	54,955

Costs and Expenses:
Lease operating expenses	6,773	6,028	11,569	11,757
Production taxes	1,937	1,156	2,998	2,515
Exploration costs	5,473	1,747	5,897	2,474
Depletion, depreciation, amortization and accretion	6,251	5,357	12,241	10,992
General and administrative:
Administrative costs	2,696	3,514	5,141	6,733
Unit-based compensation expense	276	206	689	359
Stock-based compensation expense	409	—	409	—
Cost of contract services - related parties	91	138	239	306
Transaction costs	2,164	28	3,213	27
Total Costs and Expenses	26,070	18,174	42,396	35,163

Income From Operations	11,189	7,232	17,877	19,792

Other Income (Expense):
Interest expense	(1,165)	(1,418)	(2,400)	(2,784)
Gain (loss) on derivatives	(24,903)	69,239	(38,812)	51,204
Total Other Income (Expense)	(26,068)	67,821	(41,212)	48,420

Net Income (Loss) From Continuing Operations Before Income Taxes	(14,879)	75,053	(23,335)	68,212

Income tax expense	(15,068)	—	(14,553)	—
Net Income (Loss) From Continuing Operations	(29,947)	75,053	(37,888)	68,212

Discontinued Operations:
Loss from discontinued operations	(18,631)	—	(18,631)	—
Income tax expense on discontinued operations	25	—	25	—
Loss on discontinued operations	(18,606)	—	(18,606)	—

Net Income (Loss)	(48,553)	75,053	(56,494)	68,212

Dividends on preferred units	(574)	(877)	(1,491)	(1,741)
Net Income (Loss) Attributable to Common Shareholders/Unitholders	$(49,127)	$74,176	$(57,985)	$66,471

Riley Exploration Permian, Inc.
Condensed Consolidated Statements of Operations - (Continued)
($ in thousands, except per unit amounts)	Three Months Ended March 31,		Six Months Ended March 31,
	2021	2020	2021	2020

Net Income (Loss) per Share/Unit from Continuing Operations:
Basic	$(2.12)	$5.95	$(2.94)	$5.34
Diluted	$(2.12)	$4.55	$(2.94)	$4.15

Net Income (Loss) per Share/Unit from Discontinued Operations:
Basic	$(1.29)	$—	$(1.39)	$—
Diluted	$(1.29)	$—	$(1.39)	$—

Net Income (Loss) per Share/Unit:
Basic	$(3.41)	$5.95	$(4.33)	$5.34
Diluted	$(3.41)	$4.55	$(4.33)	$4.16

Weighted Average Common Share/Units Outstanding:
Basic	14,384	12,457	13,416	12,446
Diluted	14,384	16,486	13,416	16,435

Riley Exploration Permian, Inc.
Condensed Consolidated Statements of Cash Flows
($ in thousands)	Six Months Ended March 31,
	2021	2020

Cash Flows from Operating Activities:
Net income (loss)	$(56,494)	$68,212

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Net loss from discontinued operations	18,606	—
Oil and gas lease abandonments	5,827	547
Depletion, depreciation, amortization and accretion	12,241	10,992
Loss on derivatives	38,812	(51,204)
Settlements on derivative contracts	2,579	5,492
Amortization of debt issuance costs	316	318
Unit-based compensation expense	689	359
Stock-based compensation expense	409	—
Deferred income tax expense	13,790	—

Changes in operating assets and liabilities:
Accounts receivable	(3,477)	1,528
Accounts receivable – related parties	(122)	(1,247)
Prepaid expenses and other current assets	(433)	1,133
Other non-current assets	1	35
Accounts payable and accrued liabilities	1,366	(2,617)
Income taxes payable	763	—
Revenue payable	3,253	951
Advances from joint interest owners	20	1,091
Advances from related parties	—	662
Net Cash Provided By Operating Activities - Continuing Operations	38,146	36,252

Cash Flows From Investing Activities:
Additions to oil and natural gas properties	(17,133)	(33,712)
Acquisition of oil and natural gas properties	(171)	(3,976)
Additions to other property and equipment	(380)	(53)
Tengasco acquired cash	859	—
Net Cash Used In Investing Activities - Continuing Operations	(16,825)	(37,741)

Cash Flows From Financing Activities:
Debt issuance costs	(129)	(267)
Proceeds from revolving credit facility	5,500	14,000
Repayment under revolving credit facility	(9,000)	(2,000)
Payment of common unit dividends	(7,841)	(10,347)
Payment of preferred unit dividends	(1,491)	—
Purchase of common units under long-term incentive plan	(191)	(318)
Net Cash Provided by (Used In) Financing Activities - Continuing Operations	(13,152)	1,068

Net Increase (Decrease) in Cash and Cash Equivalents from Continuing Operations	8,169	(421)

Riley Exploration Permian, Inc.
Condensed Consolidated Statements of Cash Flows – (Continued)
($ in thousands)	Six Months Ended March 31,
	2021	2020

Cash Flows from Discontinued Operations:
Operating activities	238	—
Financing activities	(5)	—
Net Increase in Cash and Cash Equivalents from Discontinued Operations	233	—

Net Increase (Decrease) in Cash and Cash Equivalents	8,402	(421)

Cash and Cash Equivalents, Beginning of Period	1,660	9,240
Cash and Cash Equivalents, End of Period	$10,062	$8,819

Supplemental Disclosure of Cash Flow Information

Cash Paid For:
Interest	$1,856	$2,396

The non-GAAP financial measures of EBITDAX and Adjusted EBITDAX, Adjusted Net Income, Free Cash Flow, as defined and presented below, are intended to provide readers with meaningful information that supplements our financial statements prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Further, these non-GAAP measures should only be considered in conjunction with financial statements and disclosures prepared in accordance with GAAP and should not be considered in isolation or as a substitute for GAAP measures, such as net income or loss, operating income or loss or any other GAAP measure of financial position or results of operations. EBITDAX, Adjusted EBITDAX and Adjusted Net Income are presented herein and reconciled from the GAAP measure of net (loss) income because of their wide acceptance by the investment community as a financial indicator, and Free Cash Flow is presented herein and reconciled from the GAAP measure of Cash Flow from Operations because of is wide acceptance by the investment community as a financial indicator.

1.	Adjusted Net Income

We define “Adjusted Net Income” as Net Loss plus, when applicable, unrealized loss (gain) on derivative contracts; impairment expense; (gain) on sale of oil and gas properties; transaction costs; the loss of discontinued operations; income tax expense related to a change in tax status; and the associated changes in estimated income tax.

Our Adjusted Net Income measure provides additional information that may be used to further understand our operations. Adjusted Net Income is one of several metrics that we use as a supplemental financial measurement in the evaluation of our business and should not be considered as an alternative to, or more meaningful than, net (loss) income as an indicator of operating performance. Certain items excluded from Adjusted Net Income are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic cost of depreciable and depletable assets. Adjusted Net Income, as used by us, may not be comparable to similarly titled measures reported by other companies. We believe that Adjusted Net Income is a widely followed measure of operating performance and is one of many metrics used by our management team and by other users of our consolidated financial statements. For example, Adjusted Net Income can be used to assess our operating performance and return on capital in comparison to other independent exploration and production companies without regard to financial or capital structure and to assess the financial performance of our assets and our company without regard to capital structure or historical cost basis.

The following table provides a reconciliation of Net Loss to Adjusted Net Income for the periods indicated:

Riley Exploration Permian, Inc.
Net Loss Reconciliation
($ in thousands)	Three Months Ended March 31, 2021
	Amounts	Amounts per Share

Net Loss	$(48,553)	$(3.38)
Loss on discontinued operations	18,606	1.29
Unrealized loss on derivatives	22,309	1.55
Restructuring costs	—	—
Transaction costs	2,164	0.15
Income tax expense adjusted for the above adjustments	458	0.03
Income tax expense for change in tax status	13,631	0.95
Adjusted Net Income	$8,615	$0.60

Weighted average common shares outstanding:
Basic		14,384
Diluted		14,384

2.	EBITDAX and Adjusted EBITDAX

The non-GAAP financial measure of EBITDAX and Adjusted EBITDAX (as defined below), as calculated by us below, is intended to provide readers with meaningful information that supplements our financial statements prepared in accordance with GAAP. Further, these non-GAAP measures should only be considered in conjunction with financial statements and disclosures prepared in accordance with GAAP and should not be considered in isolation or as a substitute for GAAP measures, such as net income or loss, operating income or loss or any other GAAP measure of financial position or results of operations. EBITDAX and Adjusted EBITDAX are presented herein and reconciled from the GAAP measure of net (loss) income because of its wide acceptance by the investment community as a financial indicator.

Riley Permian defines “EBITDAX” as net income (loss) adjusted for certain cash and non-cash items, including depletion, depreciation, amortization and accretion, or DD&A, impairment expense, provision for the carrying value of assets, loss on discontinued operations, exploration expenses, unrealized loss (gain) commodity derivative contracts, premiums paid for derivatives that settled during the period, unit-based and stock-based compensation expense, amortization of debt discount and debt issuance costs included in interest expense, interest expense and income taxes.

Riley Permian defines “Adjusted EBITDAX” as EBITDAX less transaction costs and restructuring costs, which may be cash.

We believe EBITDAX and Adjusted EBITDAX is useful because it allows us to more effectively evaluate our operating performance and compare the results of our operations from period to period without regard to our financing methods or capital structure. We exclude the items listed above from net income (loss) in arriving at EBITDAX and Adjusted EBITDAX because these amounts can vary substantially from company to company within Riley Permian’s industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Certain items excluded from EBITDAX and Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital, hedging strategy and tax structure, as well as the historic costs of depreciable assets, none of which are components of EBITDAX and Adjusted EBITDAX.

The following table provides a reconciliation from the GAAP measure of Net Income (Loss) to EBITDAX and Adjusted EBITDAX.

Riley Exploration Permian, Inc.
Adjusted EBITDAX
($ in thousands)	Three Months Ended March 31,		Six Months Ended March 31,
	2021	2020	2021	2020

Reconciliation of Net Income (Loss) to EBITDAX and Adjusted EBITDAX:
Net Income (Loss)	$(48,553)	$75,053	$(56,494)	$68,212
Loss on discontinued operations	18,606	—	18,606	—
Exploration expense	5,473	1,747	5,897	2,474
Depletion, depreciation, amortization and accretion	6,251	5,357	12,241	10,992
Interest expense	1,165	1,418	2,400	2,784
Unrealized (gain)/loss on derivatives	22,309	(64,303)	41,391	(45,712)
Unit-based compensation expense	276	206	689	359
Stock-based compensation expense	409	—	409	—
Income tax expense	15,068	—	14,553	—
EBITDAX	21,004	19,478	39,692	39,109
Transaction costs	2,164	28	3,213	27
Restructuring costs	—	392	—	392
Adjusted EBITDAX	$23,168	$19,898	$42,905	$39,528

3.	Free Cash Flow

Free Cash Flow is a measure that we use as an indicator of our ability to fund our development activities. We define Free Cash Flow as Cash Flow from Operations, less cash capital expenditures, incurred or committed.

Management believes that Free Cash Flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the Company's financial performance. Free Cash Flow should be considered in addition to, rather than as a substitute for, consolidated net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.

The following table provides a reconciliation of Cash Flow from Operations to Free Cash Flow for the periods indicated:

Riley Exploration Permian, Inc.
Free Cash Flow
($ in thousands)	Three Months Ended		Six Months Ended
	March 31, 2021	December 31, 2020	March 31, 2021

Cash Flow from Operations (CFFO)	$22,261	$15,885	$38,146
Additions to Oil & Natural Gas Properties (Capex)	(9,052)	(8,081)	(17,133)
Additions to Other Properties and Equipment (Capex)	(62)	(318)	(380)
Free Cash Flow	$13,147	$7,486	$20,633